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                                                                    EXHIBIT 10.3


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                          REDEMPTION OPTION AGREEMENT


                                    BETWEEN


                                 CALAIR L.L.C.



                                      AND




                         CHASE EQUITY ASSOCIATES, L.P.




                                  dated as of

                                 April 17, 1998



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                          REDEMPTION OPTION AGREEMENT


         This Redemption Option Agreement (this "Agreement") is made and entered into by and between CALAIR L.L.C. ("Calair"), a limited liability company organized and existing under the laws of the State of Delaware and CHASE EQUITY ASSOCIATES, L.P. ("CEA"), a California limited partnership.

                                    RECITALS

         Effective as of March 30, 1998, CALFINCO Inc. ("Calfinco") entered into a limited liability company agreement (the "Original LLC Agreement") forming Calair. Calair's certificate of formation was filed with the Secretary of State of Delaware on March 31, 1998. Of even date herewith, CEA and Calfinco are amending and restating the Original LLC Agreement (as amended and restated, the "LLC Agreement"). Each capitalized term not otherwise defined in this Agreement shall have the meaning ascribed to such term in the LLC Agreement.

         As an inducement to Calfinco's becoming a member in Calair, CEA agreed to grant Calair certain rights to redeem CEA's Member Interest, as more particularly set forth below.

         NOW THEREFORE, in consideration of the foregoing premises, and paid Ten and No/100 Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CEA and Calair hereby agree as follows:

         1. On the fifth anniversary of the Closing Date (the "Fifth Anniversary"), or if the Fifth Anniversary is not a Business Day, on the first
(1st) Business Day thereafter, Calfinco, regardless of whether Calfinco is then the Managing Member, shall have the right to cause Calair to redeem one-half of CEA's Member Interest for $5,558,000, payable in immediately available funds.

         2. CEA shall have the right, at any time not more than two hundred seventy (270) days prior to the Tenth Anniversary, to give Calair notice (the "Redemption Notice") requesting that Calair elect whether to exercise Calair's option to redeem all of CEA's remaining Member Interest. Calfinco, regardless of whether Calfinco is then the Managing Member, shall have the right to cause Calair to redeem all of CEA's remaining Member Interest by notifying CEA of Calair's election to so redeem CEA's Member Interest within ten (10) Business Days after receipt of the Redemption Notice. If Calair so notifies CEA of Calair's election to redeem CEA's Member Interest, the redemption shall occur on the Tenth Anniversary, or if the Tenth Anniversary is not a Business Day, on the first (1st) Business Day thereafter. The purchase price for such redemption shall be (i) $6,834,200, if Calair has previously exercised its right pursuant to Section 1 hereof, or (ii) $13,668,400, if Calair failed to exercise its right pursuant to Section 1 hereof. If Calair notifies CEA that Calair elects not to redeem the remainder of CEA's Member Interest, or if Calair fails to notify CEA of any election by Calair within such ten (10) Business Day period following the Redemption Notice, Calair shall be deemed to have waived its right to redeem CEA's remaining Member Interest.


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         3.      (a)      Within five (5) Business Days after (i) CEA refuses
to consent to the taking of any action under Section 4.3 of the LLC Agreement that Calfinco, as the Managing Member, requests CEA to consent to (provided this clause (i) shall not apply to any request for consent that CEA refuses prior to the second anniversary of the Closing Date), or (ii) Calfinco's receipt of a "Trigger Event Notice" pursuant to Section 4.4(a) of the LLC Agreement, Calfinco, regardless of whether Calfinco is then the Managing Member, shall have the right to cause Calair to tender to CEA a notice (a "Conditional Exercise Notice") of Calair's intent to redeem all of CEA's remaining Member Interest.

                 (b) If Calair gives CEA a Conditional Exercise Notice, Calair shall cause the fair market value of the Slots to be determined by an appraisal (the "Appraisal") performed by an appraiser reasonably acceptable to Calfinco and CEA within ten (10) Business Days after delivery of the Conditional Exercise Notice. Unless Calair notifies CEA of Calair's rescission of the Conditional Exercise Notice within ten (10) Business Days after delivery of the Conditional Exercise Notice, Calair shall be obligated to redeem all of CEA's remaining Member Interest for the purchase price described in Paragraph 3(c) within thirty (30) days after delivery of the Conditional Exercise Notice.

                 (c) The purchase price payable by Calair for CEA's remaining Member Interest, if redeemed pursuant to this paragraph 3, shall be equal to the sum of (i) CEA's Sharing Ratio prior to giving effect to such redemption multiplied by all due and unpaid Net Rent (as defined below), if any, together with interest thereon at the Net Rent Default Rate (as defined below), plus (ii) (A) if such redemption occurs after the Fifth Anniversary, CEA's Sharing Ratio prior to giving effect to such redemption, multiplied by the Net Rent that would have been payable by CAL under the Slot Lease for the remainder of the term of the Slot Lease, or (B) if such redemption occurs prior to the Fifth Anniversary, (1) CEA's Sharing Ratio prior to giving effect to such redemption (i.e. twenty-four percent (24%)), multiplied by the Net Rent that would have been payable by CAL under the Slot Lease to, but excluding, the Fifth Anniversary, plus (2) twelve percent (12%) multiplied by the Net Rent that would have been payable by CAL under the Slot Lease from and including the Fifth Anniversary through the Tenth Anniversary, with each rental stream described in clauses (ii)(A), (ii)(B)(1), and (ii)(B)(2) being discounted to present value using as the discount rate, seventy-five (75) basis points in excess of the yield reported, as of 10:00 a.m. (New York City time) on the day preceding the day of redemption, on the display designated as "Page 678" on the Telerate Access Service (or such other display as may replace Page 678 on the Telerate Access Service), for actively traded U.S. Treasury securities, interpolated to correspond to the weighted average maturity of CEA's share of the Net Rent payable to CEA during the remaining term of the Slot Lease (calculated as stated above in clause (ii)(A) or (ii)(B)) (the "Discount Rate"), plus (iii) the greater of (x) the purchase price that would be associated with Calair's redemption of CEA's remaining Member Interest on the first date or dates that the redemption of such Member Interest would be possible pursuant to Sections 1 and 2 hereof, discounted to present value using the Discount Rate, and (y) CEA's Sharing Ratio prior to giving effect to such redemption, multiplied by the amount by which (1) the then fair market value of the Slots, as set forth in the Appraisal, plus the then outstanding principal balance of any loans made by Calair to a Member, or an Affiliate of a Member, pursuant





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to, and in accordance with the terms and conditions contained in, Section 7.1 of the LLC Agreement, plus any cash then being retained by Calair, exceeds (2) the principal balance of, together with any accrued interest on, the Indebtedness of Calair as of the date of redemption.

                 (d) By way of example and not by way of limitation, the amount described in clause (iii)(x) of paragraph 3(c) above would be calculated as follows:

                          (i) If the redemption occurs on or prior to the Fifth Anniversary, the amount would be the sum of (A) $5,558,000, discounted from the Fifth Anniversary back to the actual date of redemption at the Discount Rate, plus (B) $6,834,200, discounted from the Tenth Anniversary back to the actual date of redemption at the Discount Rate.

                          (ii) If the redemption occurs after the Fifth Anniversary and Calair has previously exercised its redemption option described in paragraph 1, the amount would be $6,834,200, discounted from the Tenth Anniversary back to the actual date of redemption at the Discount Rate.

                          (iii) If the redemption occurs after the Fifth Anniversary and Calair has not exercised its redemption option described in paragraph 1, the amount would be $13,668,400, discounted from the Tenth Anniversary back to the actual date of redemption at the Discount Rate.

                 (e) As used in paragraph 3(c) above, (i) "Net Rent", for any period, means the amount by which the aggregate rent payable under the Slot Lease exceeds the interest payable for such period in respect of the Indebtedness evidenced by the Credit Documents, or any refinancing of such Indebtedness pursuant to Section 4.3(r) of the LLC Agreement, and (ii) "Net Rent Default Rate" shall mean 9% per semi-annual period, prorated for any partial period based on the actual number of days since the immediately preceding April 1st or October 1st, as applicable, in each case, divided by 182 or 183, as applicable.

         4. Within thirty (30) days after Calfinco obtains knowledge that CEA's Member Interest has been Transferred pursuant to the foreclosure of a security interest granted by CEA on its Member Interest, Calfinco, regardless of whether Calfinco is then the Managing Member, shall have the right to cause Calair to redeem all of CEA's remaining Member Interest for a purchase price equal to the price described in clause 5 below. Calair shall notify CEA of Calair's election to exercise Calair's rights to redeem CEA's remaining Member Interest, and Calair shall consummate such redemption, within such thirty (30) day period after Calair obtains knowledge that CEA's Member Interest has been so Transferred.

         5. Within thirty (30) days after Calfinco's receipt of a "Termination Notice" pursuant to Section 11.1(b) of the LLC Agreement as a result of the occurrence of any event described in clause (ii) of the definition of Termination Event, Calfinco, regardless of whether Calfinco is then the Managing Member, shall have the right to cause Calair to redeem all of CEA's remaining





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Member Interest for a purchase price equal to the amount described in clauses
3(c)(i), the applicable portion of clause 3(c)(ii), and clause 3(c)(iii)(x) above, except that the phrase "one hundred fifty (150) basis points" shall be substituted for the phrase "seventy-five (75) basis points" in the definition of "Discount Rate." Calair shall notify CEA of Calair's election to exercise Calair's right to redeem CEA's remaining Member Interest, and Calair shall consummate such redemption, within such thirty (30) day period after receipt of such Termination Notice.

         6. At any time after Calfinco's receipt of a "Termination Notice" pursuant to Section 11.1(b) of the LLC Agreement as a result of the occurrence of an event described in clause (xi) of the definition of Termination Event and prior to the Tenth Anniversary, Calfinco, regardless of whether Calfinco is then the Managing Member, shall have the right to cause Calair to tender to CEA a Conditional Exercise Notice and to proceed with the redemption of CEA's Member Interest in accordance with Paragraph 3 above, except that the purchase price payable to CEA for such redemption shall be reduced by the amount of any Distributions made by the Company Liquidator to CEA from the proceeds of the sale of Slots pursuant to Section 11.7(d) of the LLC Agreement.
Notwithstanding anything to the contrary contained in this Section 6, (a) the tender of a Conditional Exercise Notice under this Section 6 shall not prohibit, nor is it intended to prohibit, Calair from selling its assets in accordance with Sections 11.1 and 11.7 of the LLC Agreement, and (b) no event, including, without limitation, the commencement of a case under Title 11 of the United States Code by or against Calfinco, Calair or CAL, other than consummation of the redemption option contained herein, shall inhibit the sale of assets in accordance with Sections 11.1 and 11.7 of the LLC Agreement.

         7.      (a)      Within five (5) Business Days after Calfinco's
receipt of a "Termination Notice" pursuant to Section 11.1(b) of the LLC Agreement as a result of the occurrence of any event other than as described in clauses (ii) of the definition of Termination Event, Calfinco, regardless of whether Calfinco is then the Managing Member, shall have the right to cause Calair to tender to CEA a Conditional Exercise Notice and to proceed with the redemption of CEA's Member Interest in accordance with Paragraph 3 above.

         (b) If Calair does not tender a Conditional Exercise Notice to CEA with such five (5) Business Day period, then CEA shall have the right to notify Calfinco of CEA's intent to cause Calair to terminate, wind up, and liquidate (the "Liquidation Notice"). Within five (5) Business Days after Calfinco's receipt of a Liquidation Notice, Calfinco, regardless of whether Calfinco is then the Managing Member, shall have the right to cause Calair to tender to CEA a Conditional Exercise Notice and to proceed with the redemption of CEA's Member Interest in accordance with Paragraph 3 above.

         (c) If Calair does not tender a Conditional Exercise Notice to CEA pursuant to this Paragraph 7, and consummate the redemption of CEA's Member Interest in accordance with Paragraph 3 above, CEA shall have the right to cause the termination, winding up, and liquidation of Calair in accordance with
Section 11.1 of the LLC Agreement.





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         8.      Within thirty (30) days after Calfinco's receipt of notice or otherwise becoming aware that CEA's Member Interest has been Transferred pursuant to a Transfer that was not a Permitted Transfer, Calfinco, regardless of whether Calfinco is then the Managing Member, shall have the right to cause Calair to redeem all of CEA's and/or the transferee's Member Interest for a purchase price equal to (a) if such transferee is not a foreign or domestic air carrier or an Affiliate of such an air carrier, the amount paid by the transferee for such Member Interest, stated in terms of cash, or if payment was made in part by a promissory note, in terms of cash and a promissory note in like amount from Calair, or (b) if such transferee is a foreign or domestic air carrier or an Affiliate of such an air carrier, the lesser of (i) the amount described in clause 8(a), and (ii) the sum of the amounts described in clauses 3(c)(i) and 3(c)(iii)(y) above.

         9. Notwithstanding anything contained in this Agreement or any other Operative Document, the options and rights of Calair granted hereunder shall expire on the first (1st) Business Day after the Tenth Anniversary, or if the Tenth Anniversary is not a Business Day, on the second (2nd) Business Day after the Tenth Anniversary.

         10. Each party hereto agrees that the other party would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such an event. The parties hereto agree that time is of the essence with respect to performance of the provisions of this Agreement. Accordingly, the parties hereto agree that, in addition to any other remedy to which the non-breaching party may be entitled, whether at law or in equity, the non-breaching party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions of this Agreement and any action instituted in any court of the United States or any state thereof having subject matter jurisdiction.

         11. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof (other than Section 5-1401 of the New York General Obligations Law).

         12. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

         13. All notices, directions and other communications provided for hereunder shall be in writing and may be personally delivered, mailed (by registered or certified mail, postage prepaid) or sent by telecopy, telegraph or other direct written electronic means, to the applicable party at the address indicated below:





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         If to Calair L.L.C.:

                 Calair L.L.C.
                 c/o Continental Airlines, Inc.
                 2929 Allen Parkway, Suite 1588
                 Houston, Texas 77019
                 Attention: Vice President - Treasury Operations
                 Telecopy No.: 713-834-2448

         If to CEA:

                 c/o Chase Capital Partners, Inc.
                 380 Madison Avenue, 12th Floor
                 New  York, New York 10017-2591
                 Attn:  Brian J. Richmand
                 Telecopy No.: 212-622-3101

         With a copy to:

                 Weil, Gotshal & Manges LLP
                 767 Fifth Avenue
                 New York, New York 10153
                 Attn:  Brian S. Rosen, Esq.
                 Telecopy No.: 212-310-8007

or as to any party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this paragraph 13. All such notices, when personally delivered shall be deemed to have been validly and effectively given on the date of such delivery, when transmitted by telegraph, telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day on which it is transmitted, or, if mailed, shall be deemed to have been validly and effectively given when deposited in the mail.

         14. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Upon execution of this Agreement, counterpart signature pages may be delivered by facsimile transmission.

         15. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successor and assigns. Without limiting the generality of the foregoing, if CEA Transfers its Member Interest to another Person, Calair's redemption rights shall apply to the Member Interest of such other Person.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers, managers, or members thereunto duly authorized, as of the date and year first above written.



                                 CHASE EQUITY ASSOCIATES, L.P.

                                 By: CHASE CAPITAL PARTNERS, its General Partner

                                     By:  /s/ BRIAN RICHMOND
                                        ------------------------------------
                                     Name:  Brian Richmond
                                     Title: General Partner


                                 CALAIR L.L.C.

                                 By: CALFINCO Inc.,
                                     Managing Member


                                     By:  /s/ JEFFREY J. MISNER
                                        ------------------------------------
                                     Name:  Jeffrey J. Misner
                                     Title: Vice President - Treasury Operations






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